Exhibit 99.1

Polaris Reports Record First Quarter 2015 Results; EPS Increased 9% to $1.30 on 16% Sales Growth

First Quarter 2015 Highlights:

Sales increased 16% to $1,033.3 million, setting a new record for the first quarter.

North American retail sales increased 8% in the first quarter.

Operating income increased 19% to $150.3 million during the 2015 first quarter.

Narrowing guidance range for full year 2015 earnings to $7.27 to $7.42 per diluted share, an increase of 9% to 12% based on sales growth of 9% to 12% for the full year 2015.

MINNEAPOLIS--(BUSINESS WIRE)--April 23, 2015--Polaris Industries Inc. (NYSE: PII) today reported record first quarter net income of $88.6 million, or $1.30 per diluted share, for the quarter ended March 31, 2015, an increase of nine percent from the 2014 first quarter net income of $80.9 million, or $1.19 per diluted share. Sales for the first quarter 2015 totaled $1,033.3 million, which represents an increase of 16 percent from last year’s first quarter sales of $888.3 million.

“I am pleased to report record sales and earnings for our 2015 first quarter, with sales up 16 percent, operating income up 19 percent and net income up nine percent, our 22nd consecutive quarter of record earnings performance,” commented Scott Wine, Polaris’ chairman and chief executive officer. “We outperformed the market again in most of our businesses in spite of increased competitive promotional pressures, weakening global markets and the corresponding negative effect from currencies. While we are justifiably proud of these accomplishments, we remain focused on seizing the numerous opportunities we missed to perform better. From factory inventory being too high to ongoing production inefficiencies, particularly in motorcycles, we did not perform to our capabilities or our expectations. However, we are making great strides towards addressing these issues, and I am confident those efforts will allow us to continue outperforming our markets.”

Wine continued, “My confidence comes first and foremost from the skill and passion of Polaris’ 8,000 team members. Our team has never been stronger or deeper, demonstrated by the recent internal promotions of Chris Wolf and Craig Scanlon, both 10+ year Polaris veterans, to run our Snowmobile and Slingshot® businesses, respectively, following Mike Jonikas’s retirement. Second, product innovation remains a significant growth driver. During the quarter, we added to our stable of innovative motorcycles with the introduction of the Indian Chief Dark Horse®, the Victory Magnum X-1®, and a limited edition Slingshot SL. Additionally, we unveiled seven new mountain snowmobiles incorporating our award winning Axys® chassis, making the best mountain sled, the Polaris RMK®, even better. And we expanded our manufacturing footprint to China, while extending the breadth and reach of our ORV business, with the acquisition of Hammerhead Off-Road®, which produces light gas and electric utility vehicles and gasoline powered go-karts.”

Wine concluded, “We suspected 2015 would have its share of challenges and the first quarter confirmed our suspicions. Nevertheless, we continue to see another year of solid growth and market share gains, which gives us confidence in achieving our sales and earnings guidance for the full year.”

2015 Business Outlook

For the full year 2015, the Company is narrowing its guidance range and now expects earnings to be in the range of $7.27 to $7.42 per diluted share, an increase of 9 to 12 percent over full year 2014 earnings of $6.65 per diluted share. Full year 2015 sales are expected to grow in the range of 9 to 12 percent over full year 2014 sales, unchanged from previous issued sales guidance.

First Quarter Performance Summary (in thousands except per share data)
	Three Months ended March 31,
Sales Components	2015	2014	Change
Off-Road Vehicles	$645,413	$580,113	11%
Snowmobiles	14,496	15,586	-7%
Motorcycles	137,417	78,867	74%
Global Adjacent Markets	65,397	61,213	7%
Parts, Garments & Accessories	170,622	152,567	12%
Total Sales	$1,033,345	$888,346	16%

Gross Profit	$293,731	$258,417	14%
Gross profit as a % of sales	28.4%	29.1%	-66 bps

Operating Expenses	$158,087	$142,375	11%
Operating expenses as a % of sales	15.3%	16.0%	-73 bps

Operating Income	$150,286	$126,682	19%
Operating Income as a % of sales	14.5%	14.3%	+28 bps

Net Income	$88,563	$80,901	9%
Net income as a % of sales	8.6%	9.1%	-54 bps

Diluted Net Income per share	$1.30	$1.19	9%

Off-Road Vehicle (“ORV”) sales increased eleven percent from the first quarter 2014 to $645.4 million. This increase reflects ongoing market acceptance of our industry leading brands, particularly the RANGER® and RZR® side-by-side brands, during the 2015 first quarter. Polaris’ North American ORV unit retail sales were up mid-single digits percent from the first quarter of last year, with consumer purchases of RANGER’s and RZR’s each increasing from the first quarter last year. North American ATV retail sales decreased low-single digits percent due to heavy competitive promotional spending during the 2015 first quarter with ACE up significantly. The Company estimates North American industry ORV retail sales in the first quarter 2015 increased mid-single digits percent. Polaris ORV dealer inventory was higher in the 2015 first quarter compared to a year ago reflecting new segments and models added, an increase in dealer count and the change to the ATV RFM sales order process. Sales of ORVs outside of North America decreased ten percent in the first quarter 2015 when compared to the first quarter 2014, primarily due to weak economic conditions, primarily in the Europe, Middle East and Africa (“EMEA”) region, as well as the currency impact of a strengthening U.S. dollar.

Snowmobile sales totaled $14.5 million for the 2015 first quarter compared to $15.6 million for the first quarter of 2014. Historically, the first quarter is a slow quarter for snowmobile shipments to dealers. The North American snowmobile industry finished the season strong with industry retail sales up mid-single digits percent for the entire season ending March 31, 2015 due to favorable early snowfall levels in parts of the North American snowmobile riding areas and strong new product introductions. Polaris’ North American retail snowmobile sales were up high-single digits percent for the full 2014-2015 season resulting in an increase in market share. Polaris dealer inventories, while elevated from the prior season-end, remain at acceptable levels for the 2014-2015 season-end. Sales to customers outside North America decreased 12 percent in the first quarter 2015 primarily due to the currency impact of a strengthening U.S. dollar. During the quarter, the Company introduced its model year 2016 snowmobile lineup highlighted by the all-new 408-pound 800 PRO-RMK®, the industry’s lightest and strongest sled designed to deliver the ultimate deep snow and mountain riding experience.

Motorcycle sales increased 74 percent in the 2015 first quarter to $137.4 million. All three brands, Victory, Indian Motorcycle® and Slingshot, increased sales in the first quarter. Consumer retail demand for Victory and Indian Motorcycles during the 2015 first quarter, was up nearly 40 percent over last year’s first quarter, driven primarily by strong Indian Motorcycle retail sales, while first quarter North American industry heavyweight cruiser and touring motorcycle retail sales were up low-single digits percent from 2014. Slingshot retail sales were ahead of expectations. All three brands added to their product portfolios during the quarter with Indian Motorcycle introducing the Indian Chief Dark Horse, which is built upon the successful and award-winning Indian Chief® platform with only a flash of chrome and a heavy dose of matte black paint; Victory showcased the new Magnum X-1, a new bagger with a 200-watt, 10 speaker audio system and custom factory paint; and Slingshot adding a limited edition model packed with head-turning features, including striking Nuclear Sunset Orange coloring, dual windscreens and an interior LED lighting package. Sales of Polaris motorcycles outside of North America decreased 12 percent in the first quarter of 2015 as compared to a year ago due to the currency impact of a strengthening U.S. dollar.

Global Adjacent Markets’ sales increased seven percent to $65.4 million compared to the first quarter of 2014. The Company’s government/military group experienced double digit percent sales growth during the 2015 first quarter. Work and Transportation (“W&T”) group sales increased mid-single digits percent during the 2015 first quarter with North American W&T sales increasing double digits percent while W&T outside North America declined partly resulting from lower Aixam sales in EMEA due to the impact of negative currencies.

Parts, Garments and Accessories (“PG&A”) sales increased 12 percent during the first quarter 2015 to $170.6 million compared to the same period last year. The Company experienced sales increases in ORV, Motorcycles and Global Adjacent Markets driven by continued product innovation, increased integration of accessories, improved product availability and an ongoing focus on apparel sales through the Klim business, offset somewhat by weak snowmobile parts sales due to poor snowfall levels in key riding areas during the 2015 first quarter.

International sales to customers outside of North America totaled $153.1 million for the 2015 first quarter, down seven percent from the same period in 2014. The decrease in first quarter sales was due to a 15 percent decline in sales in the EMEA region, partially offset by a 75 percent increase in Latin American sales and a six percent increase in sales in Asia/Pacific.

Gross profit increased 14 percent to $293.7 million in the 2015 first quarter compared to $258.4 million in the first quarter of 2014. As a percentage of sales, gross profit margin declined 66 basis points to 28.4 percent of sales for the first quarter of 2015, compared to 29.1 percent of sales for the same period last year. As expected, negative currency movements, primarily the Canadian dollar, along with unfavorable product mix, pressured gross margins during the 2015 first quarter, which was somewhat offset by lower product costs and higher pricing.

Operating expenses for first quarter 2015 grew 11 percent to $158.1 million or 15.3 percent of sales, compared to $142.4 million or 16.0 percent of sales for the first quarter of 2014. The Company began to realize operating expense leverage from prior year’s research and development and infrastructure investments offset somewhat by higher long-term incentive compensation expenses.

Income from financial services was $14.6 million during first quarter 2015, an increase of 38 percent compared to $10.6 million in the first quarter of 2014 due to higher income from increased profitability of the retail credit portfolio as well as higher income from Polaris Acceptance’s dealer inventory financing.

Equity in loss of affiliates was $1.6 million for the first quarter 2015 compared to $0.9 million last year, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other expense (income) net, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $7.4 million of expense in the first quarter of 2015 compared to $2.1 million of income in the first quarter of 2014.

The provision for income taxes for the first quarter 2015 was $49.8 million or 36.0 percent of pretax income compared to $44.2 million or 35.3 percent of pretax income for the first quarter 2014. The higher income tax rate for the first quarter 2015 is primarily due to lower income from the Company’s international operations in the 2015 first quarter compared to the same period last year and the income tax rate in the first quarter 2014 reflecting favorable outcomes of income tax audits.

Financial Position and Cash Flow

Net cash provided by operating activities was $4.2 million for the first quarter ended March 31, 2015 compared to net cash provided by operating activities of $44.7 million for the first quarter of 2014. The decline in net cash provided by operating activities in the 2015 first quarter was the result of increased working capital requirements primarily from higher factory inventory, decreased accounts payable and lower accrued expenses offset somewhat by higher net income. Total debt, including capital lease obligations and notes payable, at the end of the first quarter 2015 was $329.1 million. The Company increased its quarterly dividend payment for the 20th consecutive year by ten percent to $0.53 per share and paid a total of $35.1 million in dividends to shareholders, and repurchased 571,000 shares for $86.3 million during the 2015 first quarter. The Company’s debt-to-total capital ratio was 28 percent at March 31, 2015, compared to 35 percent a year ago. Cash and cash equivalents were $111.0 million at March 31, 2015, compared to $101.8 million for the same period in 2014.

Conference Call and Webcast Presentation

Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2015 first quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President – Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 61972568.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2015 sales, shipments, net income, and net income per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended March 31,
	2015	2014
Sales	$1,033,345	$888,346
Cost of sales	739,614	629,929
Gross profit	293,731	258,417
Operating expenses:
Selling and marketing	69,685	65,570
Research and development	38,863	35,513
General and administrative	49,539	41,292
Total operating expenses	158,087	142,375
Income from financial services	14,642	10,640
Operating income	150,286	126,682
Non-operating expense (income):
Interest expense	2,910	2,812
Equity in loss of other affiliates	1,623	896
Other expense (income), net	7,440	(2,105)
Income before income taxes	138,313	125,079
Provision for income taxes	49,750	44,178
Net income	$88,563	$80,901

Basic net income per share	$1.33	$1.23
Diluted net income per share	$1.30	$1.19
Weighted average shares outstanding:
Basic	66,429	65,833
Diluted	68,146	67,958

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	March 31, 2015	March 31, 2014

Assets
Current Assets:
Cash and cash equivalents	$111,005	$101,789
Trade receivables, net	173,199	150,464
Inventories, net	629,285	482,874
Prepaid expenses and other	70,964	59,326
Income taxes receivable	5,308	3,030
Deferred tax assets	112,494	93,024
Total current assets	1,102,255	890,507
Property and equipment, net	558,753	495,053
Investment in finance affiliate	96,247	71,439
Deferred tax assets	35,656	20,048
Goodwill and other intangible assets, net	210,451	226,461
Other long-term assets	77,421	60,941
Total assets	$2,080,783	$1,764,449
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$2,203	$3,076
Accounts payable	304,656	257,795
Accrued expenses:
Compensation	56,583	50,870
Warranties	48,634	47,224
Sales promotions and incentives	136,653	133,058
Dealer holdback	107,087	90,374
Other	74,543	77,284
Income taxes payable	19,698	27,333
Total current liabilities	750,057	687,014
Long-term income taxes payable	10,091	13,405
Capital lease obligations and notes payable	35,174	28,723
Long-term debt	291,688	300,000
Deferred tax liabilities	15,719	24,067
Other long-term liabilities	101,081	85,369
Total liabilities	$1,203,810	$1,138,578
Deferred compensation	14,695	10,022
Shareholders’ equity:
Total shareholders’ equity	862,278	615,849
Total liabilities and shareholders’ equity	$2,080,783	$1,764,449

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Three months ended March 31,
	2015	2014
Operating Activities:
Net income	$88,563	$80,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,081	28,069
Noncash compensation	17,094	12,785
Noncash income from financial services	(6,794)	(1,543)
Deferred income taxes	5,868	(2,262)
Tax effect of share-based compensation exercises	(27,476)	(8,884)
Other, net	3,090	896
Changes in operating assets and liabilities:
Trade receivables	26,749	36,037
Inventories	(66,063)	(63,210)
Accounts payable	(40,433)	19,727
Accrued expenses	(59,831)	(81,942)
Income taxes payable/receivable	33,241	35,312
Prepaid expenses and others, net	(6,864)	(11,139)
Net cash provided by operating activities	4,225	44,747
Investing Activities:
Purchase of property and equipment	(30,784)	(39,703)
Investment in finance affiliate, net	(346)	(678)
Investment in other affiliates	(10,049)	—
Net cash used for investing activities	(41,179)	(40,381)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	817,324	652,838
Repayments under debt arrangements / capital lease obligations	(723,306)	(633,887)
Repurchase and retirement of common shares	(86,267)	(244)
Cash dividends to shareholders	(35,114)	(31,719)
Proceeds from stock issuances under employee plans	19,010	9,365
Tax effect of proceeds from share-based compensation exercises	27,476	8,884
Net cash provided by financing activities	19,123	5,237
Impact of currency exchange rates on cash balances	(8,764)	(62)
Net increase (decrease) in cash and cash equivalents	(26,595)	9,541
Cash and cash equivalents at beginning of period	137,600	92,248
Cash and cash equivalents at end of period	$111,005	$101,789

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500